Exhibit 19.1

Insider Trading Policy
Effective May 2025

1Overview
1.1Policy Purpose
This Policy provides procedures and guidelines with respect to transactions in the Company’s securities, the protection of material non-public information and the standard of conduct expected of the Company’s employees and others covered by this Policy in this highly sensitive area.
As a public company, First Interstate BancSystem, Inc. (collectively with its subsidiaries, the “Company”) is subject to various federal and state laws and regulations governing trading in its securities. It is the policy of the Company to comply fully, and to assist those covered by this Policy in complying fully, with these laws and regulations. This Policy applies to all officers, directors, director emeriti, board observers, non-officer employees, and consultants of the Company and, in some cases, the members of such persons’ households and immediate families.
1.2Policy Scope
1.2.1Securities
The Policy applies to all transactions, direct or indirect, in all of the Company’s securities, including, but not limited to, the Company’s common stock and stock options. This includes shares of common stock that are restricted, or unvested, and shares of common stock held in the Company’s 401(k) retirement savings plan.
1.2.2Persons
The Policy applies to all officers, directors, director emeriti, board observers, non-officer employees, and consultants of the Company (collectively referred to herein as “you”). The Policy also applies to any person who receives material non-public information from you, including Family Members.
1.2.3Other Companies
The Policy is not limited to trading in the Company’s securities. It also includes trading in the securities of other companies, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.
1.2.4Transactions in General
Trading refers to the purchase and sale of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities. Transactions encompass trading and all other transactions involving the Company’s securities, including the pledging of securities, transfers of securities between trusts, changes in beneficial ownership or in the form of beneficial ownership, or any other transfer.

1.2.5Transactions by Family Members and Others
This Policy applies to your Family Members. You are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
1.2.6Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively, “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
1.2.7401(k) Plan Transactions
The Policy’s trading restrictions apply to elections you may make under the 401(k) plan to (i) make an intra-plan transfer of an existing account balance out of the Company stock fund, (ii) borrow money against your 401(k) plan account, if permitted, if the loan will result in a liquidation of some or all of your Company stock fund balance, and (iii) make a withdrawal or take any other action that will result in a liquidation of some or all of your Company stock fund balance.
1.2.8Broker-Assisted Cashless Exercise of Stock Options
This Policy’s trading restrictions apply to any sale of stock as part of a broker-assisted cashless exercise of a stock option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of a stock option.
1.2.9Transactions Outside the Scope of the Policy
This Policy does not apply to the following transactions, except as specifically noted. Transactions outside of the scope of the Policy are subject to pre-clearance provisions of the Policy discussed below.
1.2.10Net Withholding or Cash Exercise of Stock Options
The Policy does not apply to a cash exercise of a stock option granted to you pursuant to the Company’s equity compensation plans. The Policy also does not apply to a net withholding exercise of a stock option granted to you pursuant to the Company’s equity compensation plans whereby a person has elected to have the Company withhold shares subject to an option to satisfy the option price and/or tax withholding requirements. This Policy does apply, however, to any market sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, as noted above.

1.2.11Stock Awards
This Policy does not apply to the vesting of stock awards or stock unit awards granted to you pursuant to the Company’s equity compensation plans, or the exercise of a tax withholding right pursuant to which you elect, or the Company requires you, to have the Company withhold shares of stock or stock units to satisfy tax withholding requirements upon the vesting of any stock award or stock unit award. The Policy does apply, however, to any market sale of any stock award or stock unit award, or the market sale of any vested shares.
1.2.12Transfers to Brokers
This Policy does not apply to a transfer of Company securities to a brokerage account if the securities remain in your name following such transfer.
1.2.13Transactions Not Involving a Purchase or Sale
Bona fide gifts of stock are not transactions subject to this Policy, unless you have reason to believe that the recipient of the gift intends to sell the stock while you are aware of material non-public information.
1.2.14Exceptions for Approved Rule 10b5-1 Trading Plans
Trades in the Company’s securities that are executed pursuant to an Insider Trading Compliance Officer pre-approved Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material non-public information contained in the Policy or to the restrictions relating to pre-clearance procedures and blackout periods discussed below.
Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, and among other requirements, a Rule 10b5-1 trading plan must be entered into during a time when you are unaware of material non-public information, and if you are an officer or director you must include in your plan, among other things, a representation to that effect. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion regarding those matters to an independent third party.
The Company requires that all Rule 10b5-1 trading plans meet, among other requirements, all of the following criteria:
• The plan must be adopted during an open window period;
• All individuals entering into a plan must act in good faith with respect to that plan;
• There must be a waiting or cooling off period of at least 30 days (the greater of (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure in certain periodic reports of the issuer’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) for officers and directors) between the adoption of the plan and the first transaction by the plan;
• Any modification or termination of the plan must be preapproved by the Insider Trading Compliance Officer;
• Any person may only have one plan in place at any time;
• The plan must last for at least six months but no longer than two years; and
• The amount of shares that the plan may sell on a quarterly basis may not exceed the volume limitations of Rule 144, as promulgated under the Securities Act of 1933, as amended.
Rule 10b5-1 of the Exchange Act is complex and has recently been changed by the Securities and Exchange Commission (“SEC”) and may be changed further by the SEC in the future, so you are encouraged to contact the Company’s Insider Trading Compliance Officer well in advance of when you may want to implement any such plan to ensure that it complies with applicable Company requirements and SEC rules at the time.
1.3Personal Responsibility
It is the personal obligation and responsibility of each individual covered by this policy to act in a manner consistent with this Policy. The Company depends upon the conduct and diligence of those covered by this Policy, in both their professional and personal capacities, to ensure full compliance with this Policy. The ultimate responsibility for adhering to the Policy and avoiding improper trading rests with you. Violation of the Policy could result in the Company taking disciplinary action, including dismissal for cause.
1.4Potential Criminal and Civil Liability and/or Disciplinary Action
The Exchange Act, as amended, and specifically Rule 10b-5 of the Exchange Act, makes it unlawful for any person to make false statements or omit to state material facts in connection with the purchase or sale of any security. There are no limits on the size of a transaction that will trigger insider trading liability. In the past, even relatively small trades have resulted in SEC investigations and lawsuits.
Individuals found liable for insider trading face penalties of up to three (3) times the profit gained or loss avoided, and a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances the Company may be required to recover all profits made by an insider who traded illegally, plus collect other damages. In addition, the Company (and its executive officers and directors) could face penalties of the greater of $1 million or three (3) times the profit gained or loss avoided as a result of a violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent insider trading.
In addition to any civil or criminal penalties that may be imposed by others, a willful violation of this Policy and its procedures may constitute grounds for dismissal or other disciplinary action.

1.5Administration of the Policy
It is important that all who are subject to this Policy understand the breadth of activities that constitute illegal insider trading and the consequences of such activities, which can be severe. Should you have any questions regarding the Policy, please contact the Company’s General Counsel and designated Insider Trading Compliance Officer, Kirk Jensen, at (406) 255-5304, or any member of the Company’s Legal Department.
2Background & Definitions
“Insider trading” is a top enforcement priority of the SEC, the NASDAQ Stock Market (“NASDAQ”) and the Department of Justice. Criminal prosecutions and civil actions for insider trading are commonplace and may result in fines and/or imprisonment.
2.1Insider Trading & Insiders
Insider trading is (1) trading on the basis of material non-public information, (2) disclosing or “tipping” material non-public information to others or recommending the purchase or sale of securities on the basis of such information, or (3) assisting someone who is engaged in any of the above activities.
The term “Insider” means anyone who, by virtue of a relationship with the Company, possesses material non-public information regarding the business of the Company, including members of the Company’s Board of Directors, director emeriti, board observers, employees, and consultants, as well as members of such persons’ immediate families and households.
An individual can be considered an Insider for a limited time with respect to certain material non-public information even though he or she is not a director or officer. For example, an assistant who knows that an acquisition is about to occur may be regarded as an Insider with respect to that information until the news of such acquisition has been fully disclosed to the public.
2.2Material Information
Information is generally deemed to be “material” if there is a substantial likelihood a “reasonable investor” would rely on it in deciding to purchase, sell or hold a security to which the information relates or if public dissemination of the information is likely to affect the market price of the securities. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Since trading that receives scrutiny is evaluated after the fact and with the benefit of hindsight, any questions concerning the materiality of specific information should be resolved in favor of materiality, and trading should be avoided.

Examples of information that is generally regarded as material are:
• Financial results;
• Projections of future earnings or losses or other earnings guidance;
• Projections that significantly differ from external expectations;
• Proposed or pending acquisitions, and major investments or divestitures;
• Significant related party transactions;
• The establishment of a repurchase program for Company securities;
• Significant project or product developments;
• Changes in key personnel;
• Changes in external auditors or notification that the auditor’s report may no longer be relied upon;
• Changes in dividends;
• Major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional shares;
• New debt offerings;
• Positive or negative developments in outstanding significant litigation;
• Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements;
• Actual or threatened significant litigation or inquiry by a governmental or regulatory authority; and
• Any other facts which might cause the Company’s financial results to be substantially affected.

2.3Non-Public Information
“Non-public” information is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC and press releases are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition, or other material development, whether concerning the Company or otherwise, and obtained in the normal course of employment or through a rumor, tip or just “loose talk,” is not public information. Information should be considered “non-public” until after the first Trading Day (as defined below) after such information has been disseminated widely to the general public through, for example, press releases, SEC filings, news tickers, newspaper items, current quarterly or annual reports.
2.4Family Members
A “Family Member” is any family member who resides with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family member who does not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities.

2.5Trading Day
For purposes of this Policy, a “Trading Day” shall mean a day on which the NASDAQ is open for trading.
3Policy Statements
3.1Prohibitions for All Persons Subject to this Policy
3.1.1No Trading on Any Material Non-Public Information
You may not trade in the securities of the Company, directly or through Family Members or other persons or entities, if you are aware of material non-public information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material non-public information about that company.
3.1.2No Tipping
You may not pass material non-public information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice violates securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
3.1.3No Short Sales
You may not engage in the short sale of the Company’s securities. A “short sale” is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter, which is known as a “short against the box”. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects.
3.1.4No Exception for Economic Hardship
The existence of a personal financial emergency does not excuse you from compliance with the Policy.
3.1.5Post-Termination Transactions
The Policy continues to apply to transactions in Company securities even after termination of employment or other services to the Company. If you are in possession of material non-public information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material. However, the pre-clearance procedures discussed below will cease to apply upon the expiration of any Blackout Period or other Company imposed trading restrictions applicable at the time of the termination of service.

3.2Prohibitions for Section 16 Reporting Persons and Designated Individuals
3.2.1Section 16 Reporting Persons and Designated Individuals
The following prohibitions and procedures apply to Section 16 Reporting Persons (as defined below) and any other employees that may be designated as subject hereto by the Company from time to time (“Designated Individuals” and, collectively with the Section 16 Reporting Persons, “Covered Persons”). “Section 16 Reporting Persons” are members of the Company’s Board of Directors, director emeriti, board observers, and executive officers who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act. Section 16 Reporting Persons and Designated Individuals will be informed of their status as such from time to time for purposes of this Policy by the Insider Trading Compliance Officer.
3.2.2Pre-Clearance Requirement for Covered Persons
Covered Persons, together with their Family Members, may not engage in any transaction, including transactions noted as outside the scope of the Policy, involving the Company’s securities (including a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Insider Trading Compliance Officer or member of the Legal Department.
3.2.3Pre-Clearance Procedures
A request for pre-clearance should be submitted to the Insider Trading Compliance Officer or other member of the Company’s Legal Department in advance of the proposed transaction. The Insider Trading Compliance Officer is under no obligation to approve the trade submitted for pre-clearance and may determine not to permit the trade. The Insider Trading Compliance Officer may not trade in Company securities unless the Chief Executive Officer or Chief Financial Officer has approved the trade(s) in accordance with the procedures set forth in this Policy. Pre-cleared trades must be affected within an open trading window.
Under special circumstances, employees who are not Section 16 Reporting Persons or may gain access to material non-public information. In such cases, the Company, in its discretion, may determine that such employees be identified as and informed that they are Designated Individuals who may also be subject to the prohibitions and procedures described below. Such employees will be notified of such status and will be subject to the prohibitions and procedures described below for such period of time as the Insider Trading Compliance Officer deems appropriate.
3.2.4Trading Blackout Periods
Covered Persons and their Family Members are subject to black-out periods during which they are prohibited from conducting any transactions involving the Company’s securities. The prohibition against trading during the black-out periods also prohibits the fulfillment of “limit orders” by any broker for such Covered Persons or Family Members, and the brokers with whom any such “limit order” is placed must be informed of such prohibition at the time such “limit order” is placed.

Blackout periods include the following:
1. Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Covered Persons may not trade in the Company’s securities during the period beginning the fifteenth day of the calendar month in which the quarter ends and ending after the first Trading Day following the release of the Company’s earnings for that quarter (or year).
2.Interim Earnings Guidance Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, filing with the SEC or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market, which will in any event be deemed to be no sooner than the first Trading Day following the release of such information.
3.Event-Specific Blackouts. From time to time, an event may occur or be expected to occur that is material to the Company and is known by only a few directors, officers, and other employees. So long as the event or expected event remains material and non-public, the persons who are aware of it shall be deemed to be Designated Persons, and they as well as the other persons covered by the quarterly earnings blackout procedures (i.e., other Covered Persons) may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout and determined to be Designated Individuals. If a person whose trades are subject to pre-clearance but who is not deemed to be a Designated Individual for a particular event-specific blackout requests permission to trade in the Company’s securities during an event-specific blackout, the Insider Trading Compliance Officer may to the extent deemed appropriate under the circumstances inform the requesting person of the existence of a blackout period and not permit the trade, but in such event the Insider Trading Compliance Officer would do so without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Insider Trading Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.
Covered Persons may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods applicable to pension plans, if any, implemented by the Company.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material non-public information about the Company.

3.2.5Blackout Exceptions
A Covered Person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during the quarterly blackout period. Hardship exceptions may be granted only by the Insider Trading Compliance Officer and must be requested in advance of the proposed trade. A hardship exception may be granted only if the Insider Trading Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period to a person subject to such blackout period, or to a director or executive officer.
3.2.6No Short-Term Trading
Short-term trading of Company securities may be distracting to you and may put undue focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases stock in the open market may not sell any stock during the six months following the purchase (or vice versa).
3.2.7Limits on New Margin Loans or Pledging
Directors and executive officers of the Company may not initiate (i) the engagement of a brokerage firm to use Company securities owned by them as security for a margin or other loan, or increase the number of Company securities subject to any margin or other loan that they may have with a brokerage firm that was outstanding prior to the date the person became a director or executive officer, or (ii) any pledge of Company securities, or increase the number of Company securities subject to any pledge that they may have outstanding prior to the date the person became a director or executive officer, as collateral for any loan.
Covered Persons who are not directors or executive officers of the Company may enter into a margin loan using Company securities as collateral or otherwise pledge Company securities as collateral for any other loan, as long as the aggregate number of such Company securities used as collateral does not exceed, on an as-converted basis, fifteen percent (15%) of the total number of unencumbered shares of common stock of the Company then beneficially owned by the Covered Person.
3.3Hedging, Short-Term, & Speculative Transactions
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in hedging, short-term or speculative transactions in the Company’s securities, or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional prohibitions and guidance.
3.3.1Hedging
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws. Therefore, the Company prohibits Insiders from entering into hedging or monetization arrangements directly or indirectly involving Company securities.
3.3.2Standing Orders
Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over timing of the transaction. A standing order transaction executed by the broker when you are aware of material non-public information may result in unlawful insider trading.
3.3.3Margin Accounts and Pledges
A margin or foreclosure sale that occurs when you are aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, if applicable, you should exercise caution in continuing to hold Company securities in a margin account or continuing to allow your Company securities to be pledged as collateral for a loan.
In furtherance of the intents and purposes of the limits on new margin loans or pledging activities by Covered Persons discussed above in this Policy, if you had, prior to the later of (i) February 28, 2023, and (ii) the date that you became a Covered Person hereunder (the latter of which being the “Trigger Date”), entered into a margin loan using Company securities as collateral or otherwise pledged Company securities as collateral for any other loan, the aggregate number of such Company securities used as collateral must be reduced, prior to the third anniversary of the Trigger Date, to a number of Company securities not exceeding, on an as-converted basis, fifteen percent (15%) of the total number of unencumbered shares of common stock of the Company then beneficially owned by you.
3.4Public Disclosures
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. All information learned about the Company, or its business plans should be treated as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability for you, the Company, and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.
Please consult the Company’s Investor Relations Disclosure Policy and External Communications Policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.
3.5Protection of Material Non-Public Information

All directors and employees of the Company have ethical and legal responsibilities to maintain the confidentiality of all material non-public information.
As explained previously, under no circumstances may an employee or director use material non-public information about the Company for his or her personal benefit. Moreover, except as specifically authorized or in the performance of regular corporate duties, under no circumstances may an employee or director release to others information that might affect the Company’s securities. Therefore, it is important that an employee or director not disclose material non-public information to anyone, including other employees of the Company, unless the other employee needs to know such information in order to fulfill his or her job responsibilities.
Under no other circumstances should such information be disclosed to anyone, including family, relatives, or business or social acquaintances. In maintaining the confidentiality of the information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of material non-public information.
If an employee or director has any doubt about whether certain information is non-public or material such doubt should be resolved in favor of not communicating such information or trading without discussing with the Insider Trading Compliance Officer or other member of the Company’s Legal Department. Questions concerning what is or is not material non-public information should be directed to the Insider Trading Compliance Officer or other member of the Company’s Legal Department. The Insider Trading Compliance Officer may consult with legal counsel or executive officers of the Company at any time.
3.5.1Material Non-Public Information Regarding Other Companies
In the ordinary course of doing business, you may come into possession of material, non-public information with respect to other companies. An individual receiving material non-public information in such a manner has the same duty not to disclose the information to others or to use that information in connection with securities transactions of such other company as such individual has with respect to material, non-public information about the Company.
If the Company is in the process of negotiating a significant transaction with another company, you are cautioned not to trade in the stock of that company if you are in possession of material non-public information concerning such company. If you are not certain whether it is permissible to trade in the stock of such company, you should contact the Insider Trading Compliance Officer or other member of the Legal Department before making any trades.
3.5.2Unauthorized Disclosure of Internal Information
Unauthorized disclosure of internal information about the Company may create serious problems for the Company whether or not the information is used to facilitate improper trading in securities of the Company. Therefore, it shall be the duty of each person employed or associated with the Company to maintain the confidentiality of information relating to the Company or obtained through a relationship of confidence.

Company personnel should not discuss internal Company matters or developments with anyone outside the Company, except in the performance of regular corporate duties.
3.5.3Precautions to Prevent Misuse or Unauthorized Disclosure of Sensitive Information
When you are involved in a matter or transaction that is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of the securities of the Company or any other company involved in the transaction, you should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:
•Maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;
•Avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;
•Not gossiping about Company affairs; and
•Restricting the copying and distribution of sensitive documents within the Company.
3.5.4Social Media
Any statement you make in a virtual forum (including, but not limited to, internet chat rooms, blogs, instant messages, social networking sites, or in other similar forums) regarding the Company may be seen as a recommendation to buy or sell the Company’s securities. Refer to the Social Media Policy for guidance on use of social media outlets.
3.5.5Inadvertent Disclosure of Material Non-Public Information
If material non-public information regarding the Company is inadvertently disclosed, no matter what the circumstances, by anyone, the person making or discovering that disclosure should immediately report the facts to the Insider Trading Compliance Officer.
3.5.6Inquiries Regarding Material Non-public Information
When an inquiry is received regarding information that may be material, it should be referred, without comment, to the Company’s Investor Relations Officer.
3.6Company Assistance
Your compliance with the Policy is of the utmost importance both for you and for the Company. If you have any questions about the Policy or its application to any proposed transaction, please contact the Company’s General Counsel and designated Insider Trading Compliance Officer, Kirk Jensen, at (406) 255-5304, or another member of the Company’s Legal Department.
3.7Reporting Violations

Any person who believes that a violation of this policy has taken place shall report such violation promptly to the Insider Trading Compliance Officer.
3.8Certification
All officers, directors, employees and consultants, including Covered Persons, of the Company must certify their understanding of, and intent to comply with, the Policy.